Exhibit 99.1

PETMED EXPRESS, INC.

QUARTER & YEAR ENDED MARCH 31, 2019

CONFERENCE CALL TRANSCRIPT

MAY 6, 2019 AT 8:30 A.M. ET

Coordinator:

Welcome to the PetMed Express Inc. doing business as 1-800-PetMeds Conference Call to review the financial results for the fourth fiscal quarter and fiscal year ended on March 31, 2019. At the request of the company, this conference call is being recorded. Founded in 1996, 1-800-PetMeds is America's Largest Pet Pharmacy, delivering prescription and non-prescription pet medications, and other health products for dogs and cats direct to the consumer. 1-800-PetMeds markets its products through national advertising campaigns, which direct consumers to order by phone or on the Internet, and aim to increase the recognition of the “PetMeds” family of brand names. 1-800-PetMeds provides an attractive alternative for obtaining pet medications in terms of convenience, price, ease of ordering, and rapid home delivery. At this time, I would like to turn the call over to the company's Chief Financial Officer, Mr. Bruce Rosenbloom. You may begin.

Bruce Rosenbloom:

Thank you. I would like to welcome everybody here today. Before I turn the call over to Mendo Akdag, our President and Chief Executive Officer, I would like to remind everyone the first portion of this conference call will be listen-only until the question and answer session, which will be later in the call. Also, certain information that will be included in this press conference may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission that may involve a number of risks and uncertainties. These statements are based on our beliefs, as well as assumptions we have used based upon information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual future results may vary significantly based on a number of factors that may cause the actual results or events to be materially different from future results, performance or achievements expressed or implied by these statements. We have identified various risk factors associated with our operations in our most recent annual report and other filings with the Securities and Exchange Commission. Now, let me introduce today's speaker, Mendo Akdag, President and Chief Executive Officer of 1-800-PetMeds, Mendo.

Mendo Akdag:

Thank you, Bruce. Welcome and thank you for joining us. Today we will review the highlights of our financial results. We will compare our fourth fiscal quarter and fiscal year ended on March 31, 2019 to last year’s quarter and fiscal year ended on March 31, 2018.

For the fourth fiscal quarter ended on March 31, 2019, our sales were $64.6 million, compared to sales of $67.3 million for the same period the prior year, a decrease of 4.1%. For the fiscal year ended on March 31, 2019, sales were $283.4 million compared to $273.8 million for the prior fiscal year, an increase of 3.5%. The decrease in sales for the quarter was due to decreases in reorder and new order sales, and the increase in sales for the fiscal year was due to increases in reorder sales. Increased online competition negatively impacted the sales for the quarter. The average order value was approximately $85 for the quarter compared to $89 for the same quarter the prior year. The decrease was due to lower pricing.

For the fourth fiscal quarter, net income was $6.6 million, or $0.32 diluted per share compared to $10.2 million, or $0.50 diluted per share for the same quarter the prior year, a decrease to net income of 35%. For the fiscal year, net income was $37.7 million, or $1.84 diluted per share compared to $37.3 million, or $1.82 diluted per share a year ago, an increase to net income of 1.2%. In addition to decreases in sales, the decrease to net income for the quarter was mainly due to lower gross profit margins and higher advertising expenses.

Reorder sales decreased by 1.9% to $55.9 million for the quarter compared to reorder sales of $57.0 million for the same quarter the prior year. For the fiscal year, reorder sales increased by 6.3% to $241.8 million compared to $227.5 million for the prior year.

Exhibit 99.1 Page 1 of 5

Mendo Akdag:

New order sales decreased by 15% to $8.7 million for the quarter compared to $10.3 million for the same period the prior year. For the fiscal year, new order sales decreased by 10% to $41.6 million compared to $46.3 million for the prior year. We acquired approximately 101,000 new customers in our fourth fiscal quarter compared to 113,000 for the same period the prior year, and we acquired approximately 467,000 new customers in the fiscal year compared to 521,000 for the prior year.

For the quarter, approximately 85% of our sales were generated on our website, which was the same as the prior year. The seasonality in our business is due to the proportional flea, tick and heartworm medications in our product mix. Spring and summer are considered peak seasons, with fall and winter being the off seasons.

For the fourth fiscal quarter, our gross profit as a percent of sales was 32.1% compared to 37.0% for the same period a year ago. For the fiscal year, our gross profit as a percent of sales was 33.6% compared to 35.7% for the prior year. The percentage decreases for the quarter and the fiscal year can mainly be attributed to additional discounts given to customers in response to increased online competition.

Our general and administrative expenses as a percent of sales was flat at 9.0% for the quarter compared to the same quarter the prior year, and for the fiscal year it was at 8.7% compared to 8.9% for the prior year.

For the quarter we spent about $6.5 million in advertising compared to $4.3 million for the same quarter the prior year. For the fiscal year our spending was $22.1 million for advertising compared to $19.3 million for the prior fiscal year. We restarted television advertising during the quarter to increase brand awareness. Advertising cost of acquiring a customer for the quarter defined as total advertising expenses divided by total new customers acquired was approximately $65 compared to $38 for the same quarter the prior year, and for the fiscal year, it was $47 compared to $37 for the prior fiscal year. The increases are mainly due to increases in online advertising costs and the re-addition of television advertising to increase brand awareness.

We had $100.5 million in cash and cash equivalents, and $21.4 million in inventory with no debt as of March 31, 2019. Net cash from operations for the fiscal year was $45.1 million compared to $37.4 million for the prior fiscal year. The majority of the increase was due to decreases in inventory compared to the increases in inventory for the prior fiscal year. Capital expenditures were approximately $600,000 for the fiscal year. This ends the financial review. Operator, we are ready to take questions.

Coordinator:

Certainly. We will now begin the question and answer session. If you would like to ask a question you may press star followed by the Number 1, please unmute your phone and record your first and last name with your company name slowly and clearly when prompted. Your name is needed to introduce your question. To cancel your request press star 2, once again to ask a question you may press star followed by the Number 1. Our first question comes from Kevin Ellich of Craig-Hallum. Please proceed.

Kevin Ellich:

Good morning. Thanks for taking my questions, Mendo. I guess let’s start off with the increased advertising spend, you know, $6.5 million this quarter. Wondering if that’s a good run rate to think about as we, you know, update our models for fiscal ’20, and then also with the ad campaign, when did you guys start that? Was that, you know, for the entire quarter or was that started kind of in February?

Mendo Akdag:	The late February was when the television advertising started.

Kevin Ellich:	Okay - and thoughts on ad spend for fiscal ’20?

Mendo Akdag:	Yes, probably it’s going to be double-digit increase; that’s what we anticipate. We are working on optimizing it at this time, so we'll see where it ends up.

Exhibit 99.1 Page 2 of 5

Kevin Ellich:

Got you. And then, in the press release you also talked about making some investments to your e-commerce platform to improve customer service, just wondering, you know, what areas specifically and how much are those investments going to be or what are you planning?

Mendo Akdag:	The investment is going to be about $5.0 million, approximately. The focus is usability of the web site, speed, up-selling, cross-selling capabilities, hyper-personalization capabilities.

Kevin Ellich:

Okay. That’s helpful. And then Bruce, notice inventories on the balance sheet declined about $11.0 million sequentially. Just wondering, you know, is that just due to your outlook for the year or timing due to pricing? Any thoughts?

Bruce Rosenbloom:	It’s the latter - it’s just timing of promotional buys. There wasn’t a major incentive to buy during the fourth quarter, so we just ran our inventories at our normal levels.

Kevin Ellich:

Okay. And then last one for me is, you know, we all know there is a lot of competition in the marketplace, what not, a lot of pricing pressure, but just wondering, you know, with all that cash you have on the balance sheet, you know, what bullets do you have left to fire to, you know, fend off competition or drive growth or stabilize margins?

Mendo Akdag:	We will be price competitive and increase advertising to promote brand awareness.

Kevin Ellich:	Okay. Thank you.

Mendo Akdag:	You're welcome.

Coordinator:	Thank you. Our next question comes from Erin Wright of Credit Suisse. Please proceed.

Erin Wright:

Great, thanks. Another question on the competitive landscape here, I’m just curious where most of it’s stemming from? Is it mostly from the Chewy.com of the world and Petco and with Express Scripts? Or is it more from the - that associated kind of line offerings such as the Vet’s First Choice of the world? I’m just curious if it’s newer concepts that are making inroads or - and where you can kind of I guess better position yourselves in terms of those competitive dynamics? Thanks.

Mendo Akdag:	It’s coming from online direct to consumer models.

Erin Wright:

Okay, all right. And then thinking about sort of going into next year, we could see some meaningful changes in the pet parasiticide landscape with the potential launch of new flea, tick and heartworm triple combination products. I guess how should we think about the opportunities for you and as well as some of the risk factors too given your inherent exposure to parasiticides, I guess do you think you’ll be able to get great access to these products or how can you better position yourselves in light of some of the new development and innovation across the industry? Thanks.

Mendo Akdag:	It will be positive for us; any new mediation that comes to the market is going to be - should be a positive for us.

Erin Wright:	Okay great. Thank you.

Mendo Akdag:	You're welcome.

Coordinator:

Thank you. Once again, participants, if you would like to ask a question you may press star followed by the Number 1. Please unmute your phone and record your first and last name with you company name slowly and clearly when prompted, to cancel your request press star 2. Our next question comes from Anthony Lebiedzinski from Sidoti & Company. Your line is now open.

Anthony Lebiedzinski:	Yes, thank you and good morning for taking the questions.

Mendo Akdag:	Good morning.

Exhibit 99.1 Page 3 of 5

Anthony Lebiedzinski:

So just wondering as far as the mix of prescription over the counter, I know you guys don't give out those numbers, but just - I was just wondering if there was any notable in the change quarter for this quarter versus a year ago?

Mendo Akdag:	The majority of the business is prescription and I will leave it at that.

Anthony Lebiedzinski:	Got it, okay. So as far as the gross margin roughly 32%, is that a good run rate that we should expect going forward?

Mendo Akdag:	We anticipate continuing pressure on gross margins and it’s going to depend on the competitiveness of the market; we'll see where it ends up.

Anthony Lebiedzinski:

Got it, right. And as far as the advertising strategy, so you mentioned double digit increases that you anticipate in fiscal ’20, are you looking at a similar type of spending online vs TV vs print or are you looking to make any changes to that?

Mendo Akdag:

There’s a significant cost increase online due to the more competitive market so there's, as we said, we started television advertising during the quarter to increase brand awareness. We're currently working on optimizing it and, you know, our budget is flexible depending on ROI so we'll see how it shapes up.

Anthony Lebiedzinski:	Got it, okay so meaning you can pull back if you're not seeing the returns that you anticipate?

Mendo Akdag:	That’s a possibility.

Anthony Lebiedzinski:	Right, right, okay. And as far as the $5.0 million cost, is that primarily CapEx (capital expenditures) or will some of that flow through the income statement?

Mendo Akdag:	I believe it’s CapEx…yes, primarily CapEx.

Anthony Lebiedzinski:	Got it. All right. Thank you. Best of luck.

Mendo Akdag:	Thank you.

Coordinator:	Thank you, a follow up question comes from Kevin Ellich of Craig-Hallum. Please proceed.

Kevin Ellich:

Hey, Mendo, you know, one thing that kind of jumped out to us too was, you know, reorder sales down 1.8% this quarter or 1.9% I think you said. We haven't seen that happen in a long time even with the increased competition. You know, what are you seeing in the competitive market, anything different? And I guess you know, even though it’s still kind of early May wondering if you saw any bounce in April?

Mendo Akdag:

Lower pricing negatively impacted the reorder sales, also the colder weather might have also had a negative impact. Competitive pressures though, you know, it’s also - had an impact so we'll see what happens.

Kevin Ellich:	Okay. Do you think that’s going to bounce here with, you know, flea and tick season?

Mendo Akdag:	We hope so.

Kevin Ellich:	Okay. And, yes, that’s it for me. Thanks.

Mendo Akdag:	You're welcome.

Coordinator:	Thank you. We have another question on queue coming from Anthony Lebiedzinski of Sidoti. Please proceed.

Exhibit 99.1 Page 4 of 5

Anthony Lebiedzinski:

Yes, good morning. Yes, so as far as just the reorder sales comment, just wondering so was it all pricing, so if - just wondering as far as the number of orders from reorders - reorder customers, was that kind of flat or up and it was all negatively impacted by pricing? Just wanted to get a better clarification on that.

Mendo Akdag:	Yes, orders (total orders) were up about half a percent so the rest of the decline in sales is due to lower pricing.

Anthony Lebiedzinski:	Got it. Thank you for that.

Mendo Akdag:	You're welcome.

Coordinator:	A question next on queue coming from David Westenberg of Guggenheim Securities. Please proceed.

David Westenberg:

Hi. Thanks for taking the question. So just a kind of a question on - follow up to Erin’s question, are you actually seeing any maybe differences in success in getting the authorization from veterinary clinics? I know with the sort of the alternative models coming in with online pharmacies, with vets, you know, some of the vets are adopting maybe a strategy of trying to refuse authorization, so is that actually happening? And maybe has that had any kind of effect? Thank you.

Mendo Akdag:	I don't think that’s having an impact actually; there's a slight improvement this year compared to last year.

David Westenberg:	So the conversion is actually improving. Do you think actually maybe that is - maybe a build-on effect because there are now the Chewys and the AliVets of the world?

Mendo Akdag:	It’s possible.

David Westenberg:	Okay. Thank you very much.

Mendo Akdag:	You're welcome.

Coordinator:	Once again, participants, if you would like to ask a question you may press star followed by the Number 1. At this time we have no questions on queue. Back to you.

Mendo Akdag:

Thank you. In fiscal 2020 we will continue to be price competitive, and increase advertising to promote brand awareness, in addition, we'll be investing in our e-commerce platform to better service our customers. This wraps up today's conference call. Thank you for joining us. Operator, this ends the conference call.

Coordinator:	Thank you. That concludes today's conference. Thank you for participating. You may now disconnect.

END

Exhibit 99.1 Page 5 of 5